Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Kenneth L. Hignett

                    Senior Vice President, Chief Financial Officer and Secretary

                    (216) 359-9000

MORGAN’S FOODS, INC. ANNOUNCES

EQUITY INVESTMENT BY BANDERA PARTNERS LLC

Cleveland, Ohio (April 12, 2013) - Morgan’s Foods, Inc. (OTC:MRFD)(www.morgansfoods.com) today announced the closing of a $2,104,500 equity investment by Bandera Master Fund L.P. (“Bandera”) in a negotiated and exempt private placement of 1,052,250 Company common shares at the purchase price of $2.00 per share. The Bandera investment was made pursuant to a Share Purchase Agreement, which was dated and closed on April 12, 2013, between the Company and Bandera. As a result of the investment, Bandera now owns approximately 26% of the Company’s issued and outstanding common shares.

This equity transaction provides the Company with the flexibility to pursue additional financial restructuring opportunities.

“We welcome the Bandera investment and look forward to having Jeff Gramm join the Board. Jeff has a long history of investing successfully in the restaurant industry and we look forward to his input,” said Steven S. Kaufman, the Chairman of the Special Committee.

The Share Purchase Agreement and the related agreements, described below, were negotiated by and approved by a Special Committee (the “Special Committee”) of the Board of Directors comprised of Steven S. Kaufman (chairman), Marilyn Eisele and Bernard Lerner, each an independent director. The Special Committee received a fairness opinion from Western Reserve Partners LLC that the consideration to be received by the Company from the Bandera investment was fair, from a financial point of view, to the Company’s shareholders unaffiliated with the transaction. After approval of the Bandera investment by the Special Committee, the Board of Directors approved the Bandera investment for purposes of Chapter 1704 of the Ohio Revised Code.

In connection with the Bandera investment and pursuant to the Share Purchase Agreement the Board appointed Jeff Gramm of Bandera to the Board of Directors to fill a vacancy on the Board of Directors created by the resignation on December 31, 2012 of the Company’s former chairman, Leonard R. Stein-Sapir. The Board also adopted a policy that no executive employee, other than the Company’s Chief Executive Officer, shall be nominated to serve on the Board of Directors. As a result of the new Board policy and in connection with the closing of the Bandera transaction, Kenneth L. Hignett, the Company’s Senior Vice President, Chief Financial Officer and Secretary, at the request of the Special Committee, voluntarily resigned from the Board of Directors creating a new vacancy on the Board of Directors, which the Board of Directors intends to fill in the near future. Mr. Hignett will continue to serve the Company in his capacity as Senior Vice President, Chief Financial Officer and Secretary.

To facilitate the Bandera investment the Board of Directors also approved (i) an amendment to the Company’s Shareholder Rights Agreement to permit Bandera to beneficially own in the aggregate up to 27% of the Company’s outstanding common shares without becoming an Acquiring Person for purposes of the Shareholder Rights Agreement and (ii) an agreement granting Bandera limited demand registration rights. In addition, the Company has agreed to include one Bandera selected person in the Company’s slate for election to the Board of Directors at the Company’s Annual Meeting of Shareholders. JCP has also signed a standstill agreement with the Company.

 Forward-Looking Statements

Statements in this release that are not historical in nature are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. The forward-looking statements reflect the Company’s current expectations based upon data available at the time of the statement. Such risks and uncertainties include both Company risks and uncertainties and general economic and industry risks and uncertainties. Such risks and uncertainties include, but are not limited to, the Company’s debt covenant compliance, actions that lenders may take with respect to any debt covenant violations, the Company’s ability to obtain waivers of any debt covenant violations or to pay all of its current and long-term obligations and those risks described in Part I Item 1A. (“Risk Factors”) of the Company’s Form 10-K for the fiscal year ended February 26, 2012. Economic and industry risks and uncertainties include, but are not limited to, franchisor promotions, business and economic conditions, legislation and governmental regulation, competition, success of operating initiatives and advertising and promotional efforts, volatility of commodity costs and increases in minimum wage and other operating costs, availability and cost of land and construction, consumer preferences, spending patterns and demographic trends. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Morgan’s Foods, Inc. operates 57 KFC restaurants, 4 Taco Bell restaurants, 9 KFC/Taco Bell “2n1’s” and 3 Taco Bell/Pizza Hut Express “2n1’s”.

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